UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2014

U.S. WELL SERVICES, LLC
(Exact name of registrant as specified in its charter)

Delaware	333-184491	90-0794304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

770 South Post Oak Lane, Suite 405, Houston, Texas 77056
(Address of principal executive offices and Zip Code)

(832) 562-3730
(Registrant’s telephone number, including area code )

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 7, 2014, ORB Investments, LLC (“ORB”) appointed Todd Danos as a member of the Board of Managers (the “Board”) of U.S. Well Services, LLC (the “Company”).  Pursuant to the terms of the Company’s Amended and Restated Limited Liability Company Agreement, ORB has the right to appoint all of the members of the Board, except that one of the members of the Board is also required to be the Company’s Chief Executive Officer.

Mr. Danos, age 51, co-founded Gulf Offshore Logistics, LLC in 2003 and serves as its Marketing Director. Mr. Danos also manages the sales force and oversees the daily vessel traffic activities and pricing decisions. Prior to founding Gulf Offshore Logistics, LLC, Mr. Danos worked at Galliano Tugs, a family business engaged in the offshore tug boat business. Mr. Danos has served on the Board of Directors of the Offshore Marine Service Association for seven years and on the Board of Directors of the Coalition of Maritime Employers of Louisiana for two years, in addition to lobbying on behalf of the maritime industry through his work with the Louisiana Association of Business and Industry.

An entity controlled by Mr. Danos is a member of ORB, which, as of March 1, 2014, holds 57.1% of the Company’s common equity and, along with an affiliate, acquired 663,195 Series E Units in the Company for $14 million in cash effective in October 2013.  In February 2014, the Company purchased from ORB, and ORB sold to the Company, all of its 600,000 Series A Units in exchange for an amount equal to $30,000,000 less all related fees and expenses incurred by the Company.

Item 8.01  Other Events.

On March 11, 2014, the Company issued a press release announcing the election of Mr. Danos to the Board.  A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

99.1Press release dated March 11, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Enneth
U.S. WELL SERVICES, LLC

Date:	March 11, 2014	By:	/s/ Kenneth I. Sill
Kenneth I. Sill
Chief Financial Officer

Exhibit Index

99.1Press release dated March 11, 2014.